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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO MUNICIPAL OPPORTUNITY TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Opportunity Trust (the "Trust") was held on August 2, 2013. The Meeting was held for the following purpose:

(1). Elect three Class III Trustees, two by the holders of Common Shares and the holders of Preferred Shares of the Trust voting together as a single class, and one by the holders of Preferred Shares of the Trust, voting separately, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(1). R. Craig Kennedy............................. 57,424,562 3,875,585 37,400
     Colin D. Meadows............................. 57,427,885 3,871,508 38,154
     Hugo F. Sonnenschein/(P)/....................      3,676         0      0
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/(P)/  Election of Trustee by preferred shareholders only.